NEWS RELEASE
DRESS BARN, INC. REPORTS SOLID FEBRUARY SALES RESULTS

-- February Comparable Store Sales Increase 5% Against 15% Comparable Store
Sales Increase In Prior Year Period --

SUFFERN, NY - MARCH 2, 2006 - Dress Barn, Inc. (NASDAQ - DBRN), a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands, today reported February sales results.

Total sales for the four-week fiscal period ended February 25, 2006 increased 9% to $77.4 million compared to $71.2 million reported for the comparable four-weeks ended February 26, 2005. Comparable store sales increased 5% for the month of February. This compares to a February comparable store sales increase of 15% in the prior year period.

Comparable store sales for the Company and by brand for the fiscal period ended February 25, 2006 were as follows:

---- Comparable Store Sales ----
February
dressbarn	+7%
maurices	+2%
Company Comparable Store Sales	+5%

ABOUT DRESS BARN, INC.

Dress Barn, Inc. (NASDAQ - DBRN), is a leading national specialty apparel retailer offering quality career and casual fashion apparel through its dressbarn and maurices brands. As of February 25, 2006, the Company operated 784 dressbarn stores in 45 states and 513 maurices stores in 39 states. For more information, please visit www.dressbarn.com and www.maurices.com.

FORWARD-LOOKING STATEMENTS

Certain statements made in this press release are not historical in nature and are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information is readily available on our most recent report on Form 10-K for the year ended July 30, 2005 and Form 10-Q and Form 10-Q/A for the quarter ended October 29, 2005.

CONTACT:	Dress Barn, Inc. Investor Relations (845) 369-4600